Exhibit 10.1
CONSULTING AGREEMENT
     THIS AGREEMENT (“Agreement”) made this 10th day of December, 2007, and effective as of January 1, 2008, between VERAMARK TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and DAVID G. MAZZELLA, JR. (“Mr. Mazzella”).
     WHEREAS, Mr. Mazzella has been employed by the Company as its President and Chief Executive Officer since June 28, 1997; and
     WHEREAS, Mr. Mazzella has announced his decision to retire as an employee of the Company on December 31, 2007 and resign his position as President and Chief Executive Officer on his retirement date and concurrent with the term of his Employment Agreement dated March 28, 2005 (the “Employment Agreement”); and
     WHEREAS, the Board of Directors of the Company is currently engaged in a search to recruit and employ Mr. Mazzella’s successor; and
     WHEREAS, the Company is desirous of Mr. Mazzella providing consulting services to the Company and the new CEO upon his or her employment, which consulting services will extend beyond the term of his Employment Agreement; and
     WHEREAS, the Company and Mr. Mazzella wish to modify and amend his Employment Agreement with respect to Section 9. Separation/Transition Bonus and, with respect to that provision only, as hereinafter provided.
     NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained in this Agreement, the Company and Mr. Mazzella agree as follows:
     1. Consulting Services; Duties. On the terms and subject to the conditions hereinafter set forth, Mr. Mazzella shall render management consulting services to the Company with respect to such business matters as the Company may reasonably request, including, without limitation, in connection with the transition of duties to a new President and CEO, by conferring by telephone or in person with a representative or representatives of the Company. While it is the intent of this Agreement that the mutual convenience of the parties be served, it is understood that Mr. Mazzella shall render management consulting services to the Company in the capacity of an independent contractor and shall not be subject to the direction, control or supervision of the Company with respect to the time spent or procedures followed in the performance of his management consulting services hereunder. In particular, Mr. Mazzella will not be required without his consent to leave his city of residence at the time for purposes of such consultation. Further, and without limiting the foregoing, Mr. Mazzella agrees to make himself available a maximum of ten (10) days per month (each day to be a maximum of eight (8) hours per day) during the term of this Agreement. If Mr. Mazzella’s services are required for more than ten days in any month, he will be paid an additional stipend per diem as hereinafter specified, but only to the extent Mr. Mazzella is willing to provide such additional services.

     2. Term of Agreement. The term of this Agreement shall commence on January 1, 2008, and terminate on June 30, 2008.
     3. Compensation; Reimbursement of Expenses. As compensation for his management consulting services to the Company under this Agreement, the Company shall pay Mr. Mazzella One Hundred Seventy-Seven Thousand Dollars ($177,000.00), payable as follows: (a) $75,000.00 on or before January 15, 2008; and (b) $17,000.00 for each month during the term of this Agreement with the first payment on or before the fifth day of February and each month thereafter, with a final payment on or before July 5, 2008. If Mr. Mazzella is requested to provide management consulting services in excess of ten days in any month, with his consent, he will be paid at the rate of $1,700.00 per diem for each additional day worked payable on or before the fifth day of the following month in which such additional services were rendered. The Company shall also reimburse Mr. Mazzella, upon the submission by him to the Company of appropriate receipts and vouchers therefor, for all expenses incurred by him in connection with the performance of his duties hereunder but only if the incurring of such an expense is specifically approved in advance by the Company. Mr. Mazzella shall be entitled to retain the computer equipment, cell phone, and e-mail address he utilized while working for the Company and the Company shall pay for these services during the term of this Agreement.
     4. Amendment to Employment Agreement. In consideration for the payments contained in this Agreement, Section 9. Separation/Transition Bonus of the Employment Agreement and any obligations thereunder on either party’s side are hereby negated and deemed null and void.
     5. Other Activities. Nothing in this Agreement shall prevent Mr. Mazzella from providing consulting services, to other businesses or entities, so long as any such activities do not violate his existing non-competition or confidentiality obligations under the Employment Agreement.
     6. Employment Agreement. Except as modified hereunder, all other terms, conditions, privileges, and rights of either Mr. Mazzella or the Company contained in the Employment Agreement continue without modification or alteration, and each party reaffirms its obligations and commitments thereunder.
     7. Merger, Consolidation, Assignment. In the event that the Company, or any entity resulting from any merger or consolidation, or any entity referred to in this Section 7 which shall be a purchaser or transferee (including a transferee by operation of law), shall at any time be merged or consolidated into or with any other entity, or in the event that substantially all of the assets of the corporation or any such entity shall be sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefits of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Neither this Agreement nor the rights to any payments shall be assignable by Mr. Mazzella.

     8. Entire Agreement; Waiver. This Agreement contains the entire agreement between the parties hereto with respect to the specific subject matter of this Agreement and supersedes all prior and contemporaneous oral and written agreements, representations and understandings between the parties hereto relating to the specific subject matter of this Agreement, subject at all times to the provisions of Section 6 of this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
     9. Enforcement. In the event that any party hereto has to enforce the provisions of this Agreement and prevails in doing so, such party’s cost (including reasonable attorneys’ fees) incurred in so doing shall be reimbursed by the defending party.
     10. Notices. All notices, requests, demands or other communications (collectively, “Notices”) under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally or by telecopy, (b) on the first day after mail if mailed by overnight courier, and (c) on the fifth day after mailing if mailed by first class mail (registered or certified, postage prepaid). Notices shall be addressed as follows:
David G. Mazzella, Jr.
The Grosvenor, #402,
6001 Pelican Bay Boulevard,
Naples, Florida, 34108
Veramark Technologies, Inc.
3750 Monroe Avenue
Pittsford, New York 14534
Attention: Charles A. Constantino, Chair
Compensation Committee of the Board of Directors
     Either party hereto may change its address for the purposes of this Section 10 by giving the other party hereto written notice of the new address in the matter set forth above.
     11. Governing Law. This Agreement shall be construed and enforced in the laws of the State of New York without giving effect to the choice of law principles thereof.
     Each party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, Monroe County, and to the jurisdiction of the United States District Court for the Western District of New York, for the purpose of any suit, action or other proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding, any claim that any of them is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit or action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper or that this Agreement or, to the full extent permitted by applicable law, any subject matter hereof may not be enforced in or by such courts.
     IN WITNESS WHEREOF, the parties have hereto executed this Agreement as of the date first written above.

VERAMARK TECHNOLOGIES, INC.
By:	/s/ Charles A. Constantino
Title: Chairman, Compensation Committee of the Board of Directors

/s/ David G. Mazzella, Jr.
David G. Mazzella, Jr.